                            Amendment to the By-Laws
                                       of
                 Smith Barney Multiple Discipline Account Trust

Pursuant to Article 11 of the By-Laws of Smith Barney Multiple Discipline Account Trust (the "Trust"), the name of the Trust has changed to Smith Barney Multiple Discipline Trust.

Dated the 10th day of September, 2002